Exhibit 99.B(d)(3)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AJO, L.P.

(f/k/a/Aronson+Johnson+Ortiz, LP)

(the “Agreement”)

Dated January 10, 2011, as amended June 24, 2011, December 15, 2011 and

September 20, 2012

For purposes of this Schedule B, terms used herein shall have the following meanings:

[FEE SCHEDULE REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	AJO, LP

By:	By:

/s/ Stephen Beinhacker	/s/ Theodore R. Aronson

Name:	Name:

Stephen Beinhacker	Theodore R. Aronson

Title:	Title:

Vice President	Managing Principal